PRESS RELEASE


                              FOR IMMEDIATE RELEASE
                              ---------------------

PENN  OCTANE  CORPORATION'S  JUDGMENT  AWARD
UPHELD  BY  TEXAS  COURT  OF  APPEALS

             TEXAS COURT OF APPEALS DENIES MOTION FOR REHEARING AND UPHOLDS ARBITRATION AWARD AGAINST INTERNATIONAL BANK OF COMMERCE


REDWOOD CITY, CA - JANUARY 05, 1999. J.B. Richter, President and CEO of Penn Octane Corporation (Nasdaq/Amex SmallCap market: POCC) today announced that the Appellant (International Bank of Commerce-Brownsville) motion for rehearing was denied by the Texas Court of Appeals on December 30, 1998. The Texas Court of Appeals handed down a decision to deny a motion to rehear the judgment award which was previously upheld by the Texas Court of Appeals in June 1998 in favor of Penn Octane Corporation in connection with Penn Octane Corporation's lawsuit against the International Bank of Commerce-Brownsville. The amount of the judgment award as of December 31, 1998 is approximately $3,808,049 and accrues interest daily of approximately $940.35 until the judgement is actually paid to the company.
     As part of the judgement award, Penn Octane will also be entitled to offset $672,552 and $274,709 of principal and interest obligations (amounts as of
December 31, 1998). The Company will be required to pay contingent legal and other fees incurred in connection with the judgement award.
      Penn Octane reported record volume of shipments of 10,704,303 gallons for November 1998 and 11,097,263 gallons for December 1998, an increase of 47.8% and 20.5% over the same periods in 1997.
     Penn Octane is a leading supplier of liquefied petroleum gas to Mexico, in addition to operating a 132-mile, six-inch pipeline from an interconnecting pipeline in Kleberg County, Texas to its terminal in Brownsville, Texas, which acts as a trans-shipment point for delivery to Mexico
     CERTAIN OF THE STATEMENTS IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS. WHILE THESE STATEMENTS REFLECT THE COMPANY'S BELIEFS, THEY ARE SUBJECT TO UNCERTAINTIES AND RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY.
                                  #     #     #

Contact  for  the  Company:
Penn  Octane  Corporation
Jerry  Richter,  President  &  CEO
650/368-1501

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